Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 3rd day of November, 2006, by and between First Federal Bank, a federal savings bank (“Employer”), and Mark A. Tyrpin (“Executive”) and shall be effective immediately upon the consummation of the Merger (as defined below) (the date of such consummation, the “Effective Date”).

RECITALS

A. Heartland Bancorp, Inc. (the “Company”) has entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), with Heartland Acquisition Corporation and First Federal Bancshares, Inc., the parent company of Employer (“Seller”), pursuant to which the Company will acquire Seller and Employer through the merger of Heartland Acquisition Corporation with and into Seller (the “Merger”).

B. Employer desires to continue to employ Executive as an officer of Employer after the consummation of the Merger and Executive desires to continue such employment, all on the terms and conditions set forth herein.

C. Employer and Executive have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial and other terms resulting from a decision on the part of either Executive or Employer to terminate the employment of Executive with Employer.

D. Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

E. Employer and Executive desire to enter into this Agreement to be effective as of the Effective Date, which Agreement shall supersede that certain Change in Control Agreement by and among Executive, Employer and Seller dated as of September 27, 2000 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained and/or other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

Section 1. Term With Automatic Renewal Provisions. Subject to Section 6, Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”). Upon expiration of the Initial Term, the term of this Agreement shall be automatically renewed for one additional year on each anniversary of the Effective Date unless Employer has given Executive written notice of non-renewal (“Non-Renewal Notice”) at least sixty (60) days prior to that anniversary date. The Initial Term and any renewal periods are referred to herein collectively as the “Employment Term”.

Section 2. Position and Duties. Employer hereby employs Executive as Senior Vice President of Employer. During the period of Executive’s employment hereunder, Executive shall devote Executive’s best efforts and full business time, energy, skills and attention to the business and affairs of Employer. Executive’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by Employer’s President and Chief Executive Officer. Executive shall have the powers necessary to perform the duties assigned to Executive and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in the light of such assigned duties.

Section 3. Termination of Prior Agreement and Retention Payment. Executive and Employer agree that as of the Effective Date the Prior Agreement shall automatically terminate and be of no further force and effect, and Executive shall have no rights under such Prior Agreement. In consideration of Executive’s agreement to terminate the Prior Agreement and Executive’s entitlement to amounts thereunder, and Executive’s agreement to continue Executive’s employment with Employer under the terms of this Agreement, Executive shall receive a retention payment in an amount equal to $214,000.00, less applicable withholding. The retention payment shall be paid on or as soon as practicable after the Effective Date and in no event later than the first regular payroll date administratively feasible after the Effective Date. In the event the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall automatically terminate and be of no further force and effect and the Prior Agreement shall continue in accordance with its terms. Executive represents and warrants for the benefit of Employer and the Company that, other than the rights of Executive under the Prior Agreement (which shall be terminated at the Effective Date as provided in this Section 3) or payments to be received by Executive under Seller Bank’s Employee Stock Ownership Plan as provided in such plan and the Merger Agreement, Executive is not party to any written or oral agreement, arrangement or understanding with Employer or Seller, nor is Executive eligible under any other written or oral agreement, arrangement, policy, plan or promise, in either case, that would entitle Executive to any payments or benefits related to, as a result of, or in connection with, the Merger or his ongoing employment with Employer or Seller, as applicable.

Section 4. Compensation. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:

(a) Base Salary. Executive shall receive an aggregate annual “Base Salary” at the rate of One Hundred and Twenty-five Thousand Dollars ($125,000.00) payable in installments in accordance with the regular payroll schedule of Employer. Such Base Salary shall be subject to review annually, with the first such review to occur in December 2007 (with any increase to be effective in 2008) and such Base Salary shall be adjusted during the term hereof in accordance with Employer’s established management compensation policies and plans (as the same may be modified from time to time).

(b) Performance Bonus. Executive shall be eligible to receive an annual cash performance bonus, payable within sixty (60) days after the end of the fiscal year of Employer, which shall be based upon performance criteria mutually agreed upon by Executive and Employer and as shall be approved by Employer’s President and Chief Executive Officer.

(c) Vacations. Executive shall be entitled to an annual vacation in accordance with the vacation policy of Employer, which vacation shall be taken at a time or times mutually agreeable to Employer and Executive, provided, however, that Executive shall accrue and be entitled to at least sixteen and one-half (16.5) days of paid vacation annually beginning with Executive’s initial year of employment.

(d) Other Benefits. Executive shall be entitled to all benefits specifically established for Executive, including, but not limited to, those benefits, if any, listed on the attached Schedule 4(d) and, when and to the extent he is eligible therefor, to participate in plans and benefits as from time to time generally accorded to executives of Employer and at levels mutually agreed upon between Executive and Employer, and also to perquisites extended to executives, provided, however, that such plans, benefits and perquisites shall be no less than those made generally available to all other employees of Employer and that Executive shall be obligated to make the same contributions toward such benefits as all other employees of Employer are obligated to make (either in the same amount or percentage of compensation as determined under Employer’s practices for the applicable plan or benefit).

(e) Reimbursement of Expenses. Executive shall be reimbursed, subject to submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder.

(f) Stock Purchase Opportunity. Executive shall be afforded the opportunity to purchase shares of Class A non-voting common stock, $1.00 par value per share, of the Company during the sixty (60) day period immediately following the Effective Date, with a total purchase price of not more than Two Hundred Thousand Dollars ($200,000.00). The purchase price per share of such stock shall be based on a valuation performed by a third party selected by the Company in good faith. Executive agrees that as a condition to purchasing any stock of the Company, Executive shall become a party to the Company’s Stockholders Agreement and execute and deliver such subscription documents as may be reasonably requested by the Company. Executive agrees that the Company shall have the right to repurchase any shares purchased by Executive under this Section 4(f) upon Executive’s termination of employment. Provided Executive has complied with and satisfied all of Executive’s obligations in Section 7, then the purchase price to be paid by Company shall be the then-agreed value of the shares, such agreed value to be determined by Company in a manner consistent with the Company’s determination of the price paid by Executive (the “Termination Date Agreed Value”). If Executive fails to comply with and satisfy all of Executive’s obligations in Section 7, then the purchase price paid by Company shall be the price paid by Executive. Unless Executive has previously executed and delivered an Agreement and Release under this Agreement, as a condition to the receipt of payments upon repurchase Executive shall execute an Agreement and Release substantially in the form attached as Exhibit A to this Agreement. Payment of the repurchase price shall be made in two (2) installments. The first installment shall be made upon the exercise of the repurchase right by the Company and shall equal the price paid by Executive. The second installment, if any, shall be paid upon the expiration of the Restrictive Covenant (as defined in Section 7) and shall equal the difference between the Termination Date Agreed Value and the amount paid in the first installment.

(g) Withholding. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

Section 5. Confidentiality and Loyalty. Executive acknowledges that during the course of Executive’s employment Executive may produce and have access to confidential and/or proprietary non-public information regarding Employer and its Affiliates (as defined below), including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information which: (i) is or subsequently is obtained by Executive through legal means available to the public; (ii) was available on a non-confidential basis prior to its disclosure to Executive by Employer; or (iii) is or subsequently becomes available to Executive on a non-confidential basis from a source other than the Employer who did not acquire or disclose such information by a wrongful or tortious act. Accordingly, during and subsequent to the termination of the Employment Term:

(a) Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information for the benefit of anyone other than Employer, except to the extent that Executive obtains such information lawfully from public sources, or such disclosure is authorized in writing by Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee of Employer.

(b) Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of Employer or any of its Affiliates, or his activities in connection with the business of Employer or any of its Affiliates, Executive will immediately notify Employer of such subpoena, court order or other requirement and deliver forthwith to Employer a copy thereof, and any attachments and non-privileged correspondence related thereto.

(c) Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.

(d) Executive agrees to abide by Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Employer and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information. Executive agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement. For purposes of this Agreement, Employer’s “Affiliates” include each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, Employer, and “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any company, corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, joint venture or other business entity.

(e) Executive agrees that all records, files, documents and other materials or copies thereof relating to the business of Employer and its Affiliates which Executive shall prepare or use, shall be and remain the sole property of Employer, and other than in connection with performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of Employer or any of its Affiliates without Employer’s written consent, and shall be promptly returned to Employer upon termination of Executive’s employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

Section 6. Termination.

(a) Voluntary Termination by Executive. In the event Executive voluntarily terminates Executive’s employment under this Agreement for any reason, other than pursuant to Section 6(c)(i) (Constructive Discharge), then Employer shall only be required to pay Executive such Base Salary and the value of any vacation days as shall have accrued but remain unpaid or unused, as the case may be, through the effective date of such termination (the “Earned Amounts”), and Employer shall not be obligated to pay to Executive any bonus or other compensation of any kind for the then-current fiscal year of Employer, or have any further obligations to Executive; provided, however, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer.

(b) Payments Upon Termination Without Cause. In the event of the termination of Executive’s employment by Employer and prior to the last day of the then-current term for any reason other than a termination in accordance with the provisions of Section 6(d) (Termination for Cause), then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by Executive, Employer shall provide Executive with the following entitlements: (A) the Earned Amounts; and (B) the amount of his then-current Base Salary. In addition, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer.

(c) Payments Upon Termination Through Constructive Discharge. In the event of Executive’s termination of employment prior to the last day of the Employment Term by Executive following a Constructive Discharge (as defined below) which is not cured by Employer, then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by Executive, Employer shall provide Executive with the following entitlements: (A) the Earned Amounts; and (B) six (6) months of his then-current Base Salary. In addition, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer. Executive shall provide Employer with at least thirty (30) days’ prior written notice of Executive’s intention to terminate Executive’s employment for Constructive Discharge specifying the grounds for such termination. Employer shall have the right to cure any basis or fact specified by Executive and upon such cure, such fact or basis shall not support a termination by Executive pursuant to a Constructive Discharge.

(i) For purposes of this Agreement, Executive shall be deemed to have been “Constructively Discharged” upon the occurrence of any one of the following events:

(A) Executive’s duties and authority shall be diminished by Employer, other than for Cause, by more than de minimus amounts as compared to Executive’s duties and authority immediately prior to such change or as shall be appropriate in the event that the operations of Employer are combined with one or more subsidiaries of the Company; or

(B) Executive shall fail to be vested by Employer with the powers, authority and support services customarily attendant to said office within the banking industry, other than for Cause and other than due to financial constraints applicable to Employer resulting in a general reduction of support services within Employer; or

(C) Employer shall change the primary employment location of Executive to a place that is more than twenty-five (25) miles from the Employer’s Quincy, Illinois office; or

(D) Employer shall commit a material breach of its obligations under this Agreement, which it shall fail to cure or commence to cure within thirty (30) days after receipt of written notice thereof from Executive.

Executive acknowledges and agrees that Executive shall not be deemed to have been Constructively Discharged as a result of a merger of Employer and any subsidiary of the Company or other similar transaction that has the effect of combining the operations of Employer with one or more subsidiaries of the Company.

(d) Termination for Cause. Employer may terminate Executive’s employment for cause as hereinafter defined. “Cause” shall mean: (i) a material violation by Executive of any applicable material law or regulation respecting the business of Employer or its Affiliates; (ii) Executive’s commission of an action constituting a felony, an act of dishonesty in connection with the performance of Executive’s duties as an officer of Employer, or an act which disqualifies Executive from serving as an officer of Employer; (iii) Executive’s willful or negligent failure to perform his duties hereunder in any material respect; (iv) Executive’s failure (as determined by the Board of Directors of Employer (the “Board”)) to comply with the reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board or the President and Chief Executive Officer, provided that the implementation of such rules, regulations, policies, directions and restrictions would not give the Executive the right to terminate for Constructive Discharge under Section 6(c)(i)(B) unless Executive did not object in writing to such rules, regulations, policies, directions or restrictions within ten (10) days after their implementation; or (v) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the “FDIA”), or any other applicable state or federal law.

Executive shall be entitled to at least thirty (30) days’ prior written notice of Employer’s intention to terminate Executive’s employment for any Cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of such cause. Upon a termination of Executive’s employment with Employer for Cause, Executive shall be entitled to receive from Employer only the Earned Amounts and Employer shall not be obligated to pay Executive any bonus or other compensation of any kind, or have any further obligations to Executive; provided, however, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer. For purposes of this Agreement, Executive’s employment shall be deemed to have been terminated for Cause as of the date of termination if, after

Executive’s employment is terminated, facts and circumstances are discovered that would have justified, in the Board’s opinion, a termination for Cause. If Executive’s termination is determined to be for Cause as provided in the immediately preceding sentence, Executive shall, upon notice from Employer, immediately repay all amounts paid to Executive pursuant to his termination of employment.

(e) Payments Upon Death. As soon as administratively practicable following the death of Executive, payment of all Earned Amounts shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. Such payments shall be in full settlement and satisfaction of all claims and demands on behalf of Executive under this Agreement.

(f) Payments Upon Permanent Disability. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Employment Term and prior to the establishment of Executive’s Permanent Disability (as defined below) during which Executive is unable to work due to a physical or mental infirmity. For purposes of this Agreement, Executive’s “Permanent Disability”, shall mean Executive’s inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of ninety (90) days in any six (6) consecutive month period. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Executive’s Permanent Disability, Executive shall be entitled to return to his position with Employer as set forth in this Agreement in which event no Permanent Disability of Executive will be deemed to have occurred. Upon the establishment of Executive’s Permanent Disability and termination of his employment, payment of all Earned Amounts shall be made to Executive or his representative. In addition, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer.

(g) Termination Following Change of Control.

(i) Subject to the conditions of this Section 6, Section 7 and Executive’s continued compliance with the restrictions contained in Section 5 hereof, upon a Change of Control, as defined in Section 6(g)(ii) hereof, Executive shall have the right, by written notice to Employer or its successor, to terminate his employment during the period beginning on the date that is six (6) months after the Change of Control and the date that is twelve (12) months after the Change of Control and upon such termination Employer or its successor, as the case may be, shall pay Executive an amount in cash equal to: (A) the Earned Amounts; and (B) one years’ Base Salary. In addition, Executive shall not forfeit any rights Executive may have under any welfare or retirement benefit plans of Employer.

(ii) Definition of Change of Control. Change of Control shall mean the happening of any one of the following:

(A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of the Company;

(B) The individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Company Board”) cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the Company stockholders, of any new director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Company Board; or

(C) The consummation of: (A) a merger or consolidation to which the Company is a party if the Company stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company or Employer.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately after such acquisition, is owned directly or indirectly by the stockholders in substantially the same proportion as their ownership of stock immediately prior to such acquisition.

(iii) It is the intention of Employer and Executive that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of the giving of the notice of termination or the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Section 280G of the Code, Executive and Employer, at Employer’s expense, shall obtain the opinion of such legal counsel and certified public accountants as Employer may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for Employer), which opinions need not be unqualified, which sets forth: (A) the amount of the includable compensation of Executive for the base period, as determined under Section 280G of the Code; (B) the present value of Total Payments; and (C) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within sixty (60) days of Executive’s receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 6 shall be of no further force or effect.

(h) Payment. The payments of Earned Amounts required pursuant to Section 6(b), (c) and (g) shall be paid in one lump sum on the next regular payroll date following the effective date of termination. Any payments to Executive from any welfare or retirement benefit plans of Employer shall be made in the manner and within the times as provided in the applicable plan documents and applicable law and regulations. All payments other than of Earned Amounts provided in Section 6(b), (c) and (g) shall be paid in substantially equal installments in accordance with Employer’s regular payroll practice over twelve (12) months and commencing on the next regular payroll date following the “Effective Date” as such term is defined in the form of release and waiver attached hereto as Exhibit A (the “Release”); provided, however, that in the event there is a Change in Control during such twelve (12) month period, the unpaid payments shall be payable in a lump sum payable upon consummation of the Change in Control; provided, further, however, that if Employer is not in compliance with its minimum capital requirements or if payments other than Earned Amounts would cause Employer’s capital to be reduced below its minimum capital requirements, such other payments shall be deferred until such time as Employer is in capital compliance; provided, further, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall any amount other than Earned Amounts be paid or other termination benefits be provided to Executive, except in the event of Executive’s death, prior to the eighth day following execution (without a subsequent revocation) of the Release.

(i) Regulatory Suspension and Termination.

(i) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion (A) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

(ii) If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

Section 7. Non-Competition and Non-Solicitation Covenants. Employer and Executive have jointly reviewed the operations of Employer and have agreed that the primary service area of Employer’s business in which Employer has and will actively participate extends separately to an area that encompasses a ten (10) mile radius from each banking and other office location of Employer and its Affiliates and a twenty-five (25) mile radius from the Employer’s facility in Quincy, Illinois (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment by Employer, Executive hereby agrees that, except with the express prior written consent of Employer, for a period of one (1) year after termination of Executive’s employment with Employer for any reason, other than if Executive’s employment terminates on the last day of an Employment Term after the delivery of a Non-Renewal Notice, and whether such termination of employment is during the Employment Term or after the termination or expiration of the Employment Term (the “Restrictive Period”) (provided, however, that if Executive terminates his employment pursuant to a Constructive Discharge, the Restrictive Period shall be six (6) months) he will not directly or indirectly compete with the business of Employer, including, but not by way of limitation, by doing any of the following (the “Restrictive Covenant”):

(a) engage or invest in, own, manage, operate, control, finance, or participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area;

(b) directly or indirectly, for himself or any Financial Institution: (i) induce or attempt to induce any officer of Employer or any of its Affiliates, or any employee who previously reported to Executive, to leave the employ of Employer or any of its Affiliates; (ii) in any way interfere with the relationship between Employer or any of its Affiliates and any such officer or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer or employee; or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or any of its Affiliates to cease doing business with Employer or any of its Affiliates or in any way interfere with the relationship between Employer or any of its Affiliates and any of their respective customers, suppliers, licensees or business relations, where Executive had personal contact with, or has accessed Confidential Information in the preceding twelve (12) months with respect to, such customers, suppliers, licensees or business relations; or

(c) directly or indirectly, either for himself or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of Employer or any of its Affiliates, where Executive, or any person reporting to Executive, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of Employer or any of its Affiliates.

The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

Section 8. Work for Hire Provisions.

(a) Exclusive Rights of the Company in Work Product. The parties acknowledge and agree that all work performed by Executive for Employer or any of its Affiliates shall be deemed “work for hire.” Employer shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and Employer shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of Employer or any of its Affiliates that are developed by Executive shall be the exclusive property of Employer. Executive hereby assigns to Employer any right, title and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from Employer or any of its Affiliates. Executive agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by Employer (both during and after the termination of Executive’s employment with Employer) in order to vest more fully in Employer or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(b) Definitions and Exclusions. For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of Executive’s employment with Employer or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

(c) Required Notice. The Employee Patent Act, Ill. Rev. Stat. ch. 140, para. 302 (1987), requires Employer to provide each of its employees who enters into an agreement containing a “work for hire” provision with a written notification of the following:

The agreements in this Section do not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Section 9. Remedies for Breach. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained herein are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Employer and its interests, that Employer would not have agreed to enter into this Agreement without receiving Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. Executive hereby acknowledges and agrees that for a period of two (2) years after the effective date of the termination of Executive’s employment under this Agreement, Employer shall have the right to communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement. In addition, in the event of any violation or threatened violation of these restrictions, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be. If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. In the event that a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the Restrictive Area of Employer as it existed immediately before such assumption and shall not apply to any of the successor’s other offices.

Section 10. General Provisions.

(a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the “Employer” hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

(b) Prevailing Party. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

(c) Entire Agreement; Modifications; Counterparts. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Enforcement, Governing Law and Survival. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law. Executive agrees and acknowledges that the restrictions contained in Section 5 (Confidentiality and Loyalty) and Section 7 (Restrictive Covenant) shall survive the termination of this Agreement to the extent and for the time period provided herein.

(e) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed to have been duly delivered when hand delivered or telecopied to the other party or two (2) days after being deposited in the United States mail, certified or registered, return receipt requested, with first class postage prepaid, and addressed to the parties as follows (or at such other address as the party may have previously provided in writing):

If to Employer:	First Federal Bank
109 East Depot Street
Colchester, Illinois 62326
ATTN: James J. Stebor

If to Executive:	As set forth on the signature page of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST FEDERAL BANK		MARK A. TYRPIN

By:	/s/ James J. Stebor	/s/ Mark A. Tyrpin
Name:	James J. Stebor	2207 Sweetbriar Ave.
Title:	President and Chief Executive Officer	Quincy, IL 62301
(address)

EMPLOYMENT AGREEMENT

MARK A. TYRPIN

Schedule 4(d)

1.	Car Allowance:	Employer shall provide an automobile similar to the automobile provided by Employer as of the Effective Date for Executive’s use in the performance of his duties under the Agreement and shall pay all expenses for maintenance, repairs and insurance relating to that automobile; provided, however, that Executive shall pay for all fuel charges and be reimbursed for business-related fuel expenses in accordance with Employer’s policy regarding such reimbursements. Employer shall provide a new automobile no more frequently than once every three (3) years. Executive shall report his business and personal use of the automobile in conformity with policies adopted by Employer and his personal use shall be reflected annually on the IRS Form W-2 of Executive as additional compensation for income tax purposes.

2.	Country Club Dues:	Executive shall be entitled to receive reimbursement for membership dues, initiation fees and special assessments, up to an aggregate amount of $6,000 per year, at the Quincy Country Club or such other country clubs that are mutually acceptable to the Employer and Executive and agreed to in writing.

S-4(d)